Exhibit 10.9

August 6, 2013

Mark Dentinger

Dear Mark,

On behalf of InvenSense, Inc. (“InvenSense” or the “Company”), we are pleased to offer you full-time employment as Vice President, Chief Financial Officer, reporting to Behrooz Abdi. As such, you will be responsible, along with the rest of the Company’s employees, for the successful execution of the Company’s business needs.

Compensation and Benefits

You are being offered a Cash Compensation package of up to $400,000 per annum and Equity Compensation of up to $1,312,500 per year that is made up of the following elements:

A—Base Salary	$300,000
B—Executive Bonus (Approximate target of up to 33% of Base Salary)	$100,000
C—Annualized RSU Value (estimated)	$562,500
D—Annualized Stock Option Value (estimated)	$750,000

A.	Base Salary – will be $300,000 per annum, paid twice monthly on the 7th and 22nd of each month.

B.	Executive Bonus – You will be eligible to participate in the Fiscal Year 2015 Executive Bonus Plan beginning April 1, 2014 through March 31, 2015. Additional information about the Fiscal Year 2015 Executive Bonus Plan will be provided following your start date. Payment under the Bonus Plan is generally made in the month following the end of the fiscal year in accordance with the Plan policy. You must be employed by the Company, in good standing, when it is paid to receive it. For FY15, you are guaranteed to receive at least Fifty Thousand Dollars, ($50,000).

C.	Annualized RSU Value – We are pleased to offer you 75,000 restricted stock units (“RSUs”) of the Company’s Common Stock. The current estimated value of this grant is $562,500 per annum over the term of this grant, based on an estimated $30.00 target price per share. The RSUs will be granted by the Company’s board of directors pursuant to the Company’s 2011 Stock Incentive Plan (the “Plan”). The grant date of the RSUs will also be established by the Board of Directors at their next approval meeting.

1745 Technology Drive • San Jose, California 95110 • Tel 408.501.2200 • Fax 408.988.8104

www.invensense.com

Subject to your continued employment, the RSUs will vest over a four-year period, with 25% cliff vesting on each 12-month anniversary date. Additional information will be provided following your start date.

D.	Annualized Stock Option Value – InvenSense will grant you a stock option of 300,000 shares in the amount and timing as stated below. The current estimated value of this grant is $750,000 per annum over the term of this grant, based on an estimated appreciation of $10.00 per share.

After beginning your employment with the Company, you will be recommended for an employee stock option plan grant of the Company’s Common Stock from the InvenSense, Inc. 2011 Stock Incentive Plan, subject to approval by the Board of Directors and at a price per share determined by or in accordance with the policies adopted by the Board of Directors. Subject to your continued employment, these shares shall vest over a four-year period at the rate of 25% of the shares after completion of the first twelve months of service and 1/48th per month thereafter, and be governed by the Company’s Stock Incentive Plan agreements.

E.	Benefits – you will be eligible for the Company’s standard benefits which currently include health, dental, vision, life insurance, long-term disability, vacation and sick leave, and a 401(k) plan.

F.	Severance – You will participate in the Executive Severance Plan pursuant to the terms and conditions of the enclosed Severance and Change of Control Agreement, which the Company will enter into with you upon the commencement of your employment.

Upon becoming a full-time employee of the company, your base salary, benefits, and any additional compensation and bonuses will be payable in accordance with the Company’s standard payroll and benefit policies including tax withholding.

“At Will” Employment

Like all of the other employees of the Company, your employment by the Company will constitute “at will” employment and can be terminated at any time upon notice by either yourself or Company Management. This means that your employment is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and by the Company’s President or Chief Executive Officer.

1745 Technology Drive • San Jose, California 95110 • Tel 408.501.2200 • Fax 408.988.8104

www.invensense.com

Management Rights

Your job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, business plans and strategies are determined at the sole discretion of the Company and may be changed by the Company with or without notice at any time.

Full-time Services to the Company

The Company requires that, as a full-time employee, you devote your full business time, attention, skills and efforts to the tasks and duties of your position as assigned by the Company. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company, please contact the Company’s Vice President of Human Resources.

Confidential Information

InvenSense was formed on the principles of working hard, doing things the right way and treating each project and customer as the top priority. The highest levels of quality and personal commitment are expected from each employee. The Company hires people with the right skills and qualifications, not based upon any specific knowledge you may have obtained about potential products, clients or industries. For that reason, if you signed a confidentiality agreement with a previous employer, you should read it and honor it. InvenSense does not permit the use of trade secret information belonging to others or the violation of any agreements to keep information confidential. You must also sign a confidentiality and proprietary information agreement at the start of your employment with InvenSense.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•	As required by law, your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America no later than the third day after you commence working for the Company.

•	The successful results of a background check.

•	Your signed agreement to, and ongoing compliance with, the terms of the enclosed Proprietary Information and Inventions Agreement without modification.

•	You represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or you providing services to, the Company, as its employee. If you accept employment, you may not either bring onto Company premises or use in any manner any confidential or proprietary information developed, used or disclosed to you while you were employed by some other company or entity.

1745 Technology Drive • San Jose, California 95110 • Tel 408.501.2200 • Fax 408.988.8104

www.invensense.com

Entire Agreement

If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the initial terms and conditions of your employment. Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing signed by the Company President or Chief Executive Officer.

We look forward to you accepting this offer and a mutually rewarding relationship. As with all-important decisions, you should make a decision concerning this offer based on your own independent investigation and judgment concerning the Company and its future prospects.

If you accept this offer, please date and sign below, on the enclosed copy of this letter and return it to me no later than Monday, August 11, 2014 at 5:00pm, after which time the offer will expire. You will be provided with an original copy for you to retain in your records. You should bring your INS Form I-9 required identification, and proof of authorization to work with you on your first day of employment. Again, we are very pleased and excited about you joining the InvenSense Team. We believe you can add a lot of value to the Company and we are looking forward to working with you.

Your starting date will be Monday, September 1, 2014

Very Truly Yours,

INVENSENSE, INC.

/s/ Behrooz Abdi
Behrooz Abdi President & Chief Executive Officer

Accepted:	/s/ Mark P. Dentinger

Date:	08/13/2014	Start Date:	09/02/214

1745 Technology Drive • San Jose, California 95110 • Tel 408.501.2200 • Fax 408.988.8104

www.invensense.com

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